Exhibit 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Smith Barney Holdings Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 33-70340, 33-72856, 33-78010, 33-92706, and 333-17831) of Smith
Barney Holdings Inc. of our report dated January 15, 1997 relating to our audit of the consolidated balance sheets of Smith Barney Holdings Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K of Smith Barney Holdings Inc.



/s/ Coopers & Lybrand L.L.P.

New York, New York
March 26, 1997